Exhibit 10.7


DIRECTOR DEFERRAL PLAN - PLAN DOCUMENT

THIS DIRECTOR DEFERRAL PLAN ("Plan") is hereby adopted by National Semiconductor Corporation, a corporation organized and existing under the laws of the State of Delaware, (hereinafter referred to as the "Company") effective as of October 1, 1999.

WITNESSETH:

WHEREAS, the Company desires to establish a Plan to provide a means by which Directors may elect to defer the receipt of their fees or retainer;

WHEREAS, the Plan is intended to be unfunded and is maintained primarily for the purpose of providing deferred compensation; and

WHEREAS, the Board has adopted this Plan in order to provide for the benefits specified;

NOW, THEREFORE, in consideration of the premises herein contained, it is hereby declared as follows:


ARTICLE I

Definitions

When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context.

1.01 "Account" shall mean the Accounts established pursuant to Section 3.02 of the Plan.

1.02 "Beneficiary" shall mean the person or persons last designated by a Participant, by written notice filed with the Committee, to receive a Plan benefit upon his or her death. In the event a Participant fails to designate a person or persons as provided above or if no Beneficiary so designated survives the Participant, then for all purposes of this Plan, the Beneficiary shall be the Participant's estate.

1.03 "Board" shall mean the Board of Directors of National Semiconductor Corporation.

1.04 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.05 "Committee" shall mean The Retirement and Savings Program Administrative Committee of the Company, as determined by the Board.

1.06 "Company" shall mean National Semiconductor Corporation.

1.07 "Director" shall mean a member of the Board who is not an employee of the Company and earns meeting fees during the Plan Year or a fee or retainer for the Plan Year.

1.08 "Elective Deferral" shall mean the amount the Participant agrees to defer under this Plan pursuant to procedures established by the Committee.

1.09 "Entry Date" shall mean October 1 of each year; provided, however, for a newly elected Director, the first Entry Date shall be the earlier of thirty
     (30) days following his or her election or October 1.

1.10 "Interest" shall mean the rate for long-term A-rated corporate bonds reported by the investment banking firm of Salomon Smith Barney of New York City (or such other investment banking firm as the Committee may specify) during the first week of each Plan Year. The interest rate will be reset at the beginning of each Plan year.

1.11 "Participant" shall mean a Director who elects to make an Elective Deferral under the Plan.

1.12 "Plan Year" shall mean the twelve consecutive month period beginning on October 1; provided, however, that the first Plan Year shall be a short year beginning October 1, 1999.


ARTICLE II

Participation

2.01 Commencement of Participation.

A Director shall become a Participant in the Plan on the first Entry Date as of which he or she makes an Elective Deferral.

2.02 Election.

Prior to an Entry Date, a Participant may make an Elective Deferral of any whole percentage or whole dollar amount of fees, including meeting fees, or retainer payable to him or her in cash for the remainder of the Plan Year. A Participant who desires to make Elective Deferrals shall complete and file an enrollment form with the Committee, pursuant to rules prescribed by the Board. Once a Participant has enrolled in the Plan, the election made shall remain in effect from Plan Year to Plan Year until, pursuant to rules prescribed by the Board, the Participant modifies or revokes his or her election. If a Participant revokes his or her election during a Plan Year, the Participant cannot reinstate his or her election until the Entry Date for the next Plan Year.


ARTICLE III

Benefits

3.01 Benefits.

The benefits under this Plan to which a Participant or Beneficiary shall be entitled shall be equal to the sum of the Elective Deferrals, plus Interest on such amounts.

3.02 Accounts.

The Company shall create and maintain adequate records to reflect the interest of each Participant in the Plan. Such records shall be in the form of individual Accounts. Such Accounts shall be kept for recordkeeping purposes only and shall not be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Participant or Beneficiary to whom benefits are to be paid pursuant to the terms of the Plan.

3.03 Allocation to Participant Account and Interest.

The Participant's Elective Deferrals shall be credited to the Participant's Account as of the date such amount would have been paid to such Participant as remuneration for services, and the Participant's balance in his Account shall be credited with Interest at such times and in such manner as determined in the sole discretion of the Committee.

3.04 Vested Percentage.

Notwithstanding anything herein to the contrary, a Participant shall be 100% vested at all times in the amount credited to his Account.


ARTICLE IV

Distribution of Benefits

4.01 Separation from Service.

The balance in the Participant's Account shall be distributed in a lump sum upon the earlier of his or her termination as a Director for any reason (including retirement, disability or death) or a date preselected by the Participant either upon commencement of participation under the Plan or upon such date or dates as may be determined by the Board.

4.02 Hardship.

Payment of part or all of the benefits under this Plan may be accelerated in the case of severe hardship, which shall mean an emergency or unexpected situation in the Participant's financial affairs, including, but not limited to, illness or accident involving the Participant or any of the Participant's dependents. All payments in case of hardship must be approved by the Board.


ARTICLE V

Administration; Amendments and Termination; Rights Against the Company

5.01 Administration.

The Board shall administer this Plan, but may choose to delegate administration of this Plan to the Committee. Except as expressly set forth herein, any determination or decision by the Board or the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

5.02 Amendment and Termination Prior to a Change in Control.

The Board, solely, and without the approval of any Participant or Beneficiary, shall have the right to amend this Plan at any time and from time to time, by resolution adopted by it. Any such amendment shall become effective upon the date stated therein. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant or Beneficiary who was previously receiving benefits under this Plan to continue to receive such benefits or of all other Participants and Beneficiaries to receive the benefits promised under the Plan immediately prior to the later of the effective date or the date of adoption of the amendment.

The Company has established this Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, circumstances not now foreseen or circumstances beyond the Company's control may make it impossible or inadvisable to continue the Plan. Therefore, the Board, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time; provided, however, that in such event any Participant or Beneficiary who was receiving benefits under this Plan as of the termination date, shall remain entitled to receive the benefits promised under the Plan immediately prior to the termination of the Plan.

5.03 Rights Against the Company.

The establishment of this Plan shall not be construed as giving to any Participant, Beneficiary, or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, except as specifically provided for herein, or its giving to any Participant any equity or other interest in the assets, business or shares of the Company or giving any Director the right to be retained. All Participants shall be subject to discharge to the same extent that they would have been if this Plan had never been adopted. Subject to the rights of the Board to terminate this Plan or any benefit hereunder, the rights of a Participant hereunder shall be solely those of an unsecured creditor of the Company.


ARTICLE VI

General and Miscellaneous

6.01 Spendthrift Clause.

No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or any other person or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary. Any attempt to alienate, sell, transfer, assign, garnish, attach or otherwise encumber or dispose of any interest in the Plan shall be void.

6.02 Severability.

In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

6.03 Construction of Plan.

The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

6.04 Gender.

The personal pronoun of the masculine gender shall be understood to apply to women as well as men except where specific reference is made to one or the other.

6.05 Governing Law.

THE VALIDITY AND EFFECT OF THIS PLAN AND THE RIGHTS AND OBLIGATIONS OF ALL PERSONS AFFECTED HEREBY SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

6.06 Unfunded Top Hat Plan.

It is the Company's intention that this Plan is exempt from the Employee Retirement Income Security Act of 1974, as amended from time to time because it does not cover employees as that term is used in such Act but even if the Act applied this Plan would be a Top Hat Plan as defined in Section 201(2), 301(a)(3), and 401(a)(1) of such Act. The Company may establish and fund one or more trusts for the purpose of paying some or all of the benefits promised to Participants and Beneficiaries under the Plan; provided however, that (i) any such trust(s) shall at all times be subject to the claims of the Company's general creditors in the event of the insolvency or bankruptcy of the Company, and (ii) notwithstanding the creation or funding of any such trust(s), the Company shall remain primarily liable for any obligation hereunder. Notwithstanding the establishment of any such trust(s), the Participants and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of any such trust or of the Company.

6.07 Divestment for Cause.

Notwithstanding any other provisions of this Plan to the contrary, the right of any Participant, former Participant or Beneficiary either to receive or to have paid to any other person, any benefits hereunder, shall be forfeited, if such Participant is discovered to have engaged in fraud, embezzlement, dishonesty against the Company, obtaining funds or property under false pretenses, assisting a competitor without permission, or interfering with the relationship of the Company or any subsidiary or affiliate thereof with a customer. A Participant's or Beneficiary's benefits shall be forfeited for any of the above reasons regardless of whether such act is discovered prior to or subsequent to the Participant's termination as a Director or the payment of benefits under the Plan. If payment has been made, such payment shall be restored to the Company by the Participant or Beneficiary.